Exhibit 10.3
May 25, 2010
Via Hand Delivery
Raymond L. Tyler
1400 Vintage Circle,
Franklin, Tennessee 37064
     Re: Termination of Employment
Dear Ray:
     This letter will confirm the terms of the agreement (the “Agreement”) between Raymond L. Tyler (“Tyler”) and Advocat Inc. and/or any of its wholly-owned subsidiaries (collectively the “Company”). Capitalized terms used in this letter but not defined herein shall have the meaning ascribed to them in the Employment Agreement between Tyler and the Company dated March 31, 2006 as amended March 9, 2009 (“Employment Agreement”).
     1. Tyler has submitted, and the Company has accepted, a notice of termination of employment with the Company pursuant to the Constructive Discharge provisions effective as of the close of business on May 25, 2010 (“Date of Termination”). In return for the agreements set forth herein, the Company will pay Tyler a lump sum payment of $308,000 as provided in the Employment Agreement, payable pursuant to Section 409A(a)(2)(B)(i) of the Internal Revenue Code (“Section 409A”), on the six month anniversary of the Date of Termination. The foregoing sum shall be offset by any amounts that Tyler may owe the Company at the time of termination. The Company shall also pay Tyler in a lump sum on his Date of Termination an amount equal to his accrued but unused vacation time. For a period of eighteen months after his Date of Termination, if requested by Tyler, the Company shall continue to pay his disability insurance premium and if Tyler elects to continue COBRA benefits, the Company shall reimburse Tyler for the cost of such health insurance benefits.
     Tyler’s outstanding stock options and stock appreciation rights (“SARs”) shall be deemed vested, and the options and SARs shall remain exercisable until December 31, 2010. In addition, pursuant to the requirements of Section 409A, the amount of Tyler’s bonus for 2008 and 2009 that he deferred under the 2008 Stock Purchase Plan for Key Personnel plus accrued dividends will be paid to Tyler on October 14, 2011, and the Company will report 50% of such amount to the IRS for tax year 2010, with respect to which there shall be an additional tax of 20%.
     2. Tyler will return any Company property in his possession, custody, or control including, without limitation, all records, memoranda, etc. relating to the business of the Company whether made by Tyler or otherwise coming into his possession. Tyler acknowledges that all such property is confidential and will remain the property of the Company.
     3. On behalf of Tyler and his heirs, representatives, and assigns, Tyler discharges and releases the Company and its affiliates and agents (collectively the “Released Parties”) from all claims, obligations, and demands that Tyler had, has, or may have arising out of or related to his employment and/or the termination of his employment. Without limiting the generality of the foregoing, Tyler discharges and releases any claims, causes of action, liabilities, covenants, agreements, obligations, damages, and/or demands of every nature, character, and description under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Tennessee Human Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (except with respect to benefits to which Tyler has a vested entitlement), and all other federal, state, and local laws including any laws regarding wrongful discharge, breach of contract, retaliation, infliction of emotional distress (collectively, the “Released Claims”).
     4. Tyler agrees and understands that the effect of this Agreement is to waive and release any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, that Tyler had, has, or may have, whether known or unknown, against any of the Released Parties for any liability, whether vicarious, derivative, direct, or indirect. The foregoing includes, without limitation, any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, past and future employee benefits (except to which there is vested entitlement) including contributions to the Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind arising out of or related in any way to your employment by the Company and/or the termination of such employment. However, Tyler does not by virtue of this Agreement waive or release any claims that arise after his signature below.
     5. Tyler will not initiate, or cause to be initiated, any lawsuit based on the Released Claims. Except as prohibited by law, Tyler will indemnify the Company and all other Released Parties for any sum of money that any of them may hereafter be compelled to pay Tyler, his heirs, representatives, or assigns and any of the Company’s legal fees and/or costs associated therewith on account Tyler bringing or allowing to be brought on his behalf legal action based upon the Released Claims. Furthermore, Tyler understands and agrees that this Agreement does not constitute any admission by the Company of any liability or of any violation of any federal, state, or local laws.
     6. Tyler and the Company will treat the terms, conditions, amount, and circumstances relating to this Agreement as confidential, except as disclosure may be required by applicable law. Tyler may disclose the terms of this Agreement to his tax advisor or counsel, provided that they agree to maintain the confidentiality of this Agreement. If Tyler is required to make any disclosure required by law, Tyler agrees to inform the Company immediately and prior to any such disclosure. Obligations under this paragraph shall terminate to the extent that information contained herein is made public by the Company in the course of its compliance with public disclosure obligations.
     7. Tyler shall have a period of up to 21 calendar days in which to consider entering into this Agreement. Tyler acknowledges that he has had the opportunity to read and review this Agreement and seek legal advice. Tyler freely and voluntarily, and without coercion, agrees to and understands the significance and consequences of the terms of this Agreement. Tyler agrees not to sign this Agreement prior to the Date of Termination. Following the date of Tyler’s signature below, Tyler shall have a period of 7 calendar days within which to revoke his acceptance of this Agreement, in which case this Agreement shall be null and void. If Tyler does not exercise his right to revoke this Agreement within 7 calendar days of Tyler’s signature, this Agreement shall be held in full force and effect as of the 8th calendar day (the “Effective Date”) and each party shall be obligated to comply with its requirements. The parties agree that any changes made to this Agreement (whether material or immaterial) as a result of the negotiation of the parties do not restart the running of the 21-day period noted above.
     8. Tyler and the Company will not engage in any conduct, verbal or otherwise, that would disparage or harm the reputation of the other. Such conduct shall include, without limitation, any negative statements made verbally or in writing by Tyler or the Company about the other.
     9. Tyler will at all times maintain strict confidentiality of, and will not give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. Tyler will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. Tyler will also use his best efforts to prevent the disclosure of this information by others.
     10. For a period of Twelve (12) months following the termination of his employment, Tyler will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to Tyler in the absence of his relationship to the Company.
     11. For a period of Twelve (12) months following the termination of his employment, Tyler will not (and Tyler will not assist others to) directly or indirectly, hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.
     12. In his letter dated April 23, 2010, Tyler indicated that he believed that certain of the non-compete provisions of Section IX(C) of Tyler’s Employment Agreement would not apply since his termination of employment is pursuant to a Constructive Discharge. The Company acknowledges that the provisions of the second sentence of Section IX(C) of Tyler’s Employment Agreement do not apply to his termination as Tyler’s termination is pursuant to a Constructive Discharge. However, Tyler and the Company confirm and agree that all other confidentiality, non-solicit, non-hire and related provisions will continue to apply according to their terms. Specifically, Sections IX(A), (B), (D) and (E), as well as the first and the last sentence in Section IX (C) shall survive this Agreement and continue to apply according to their terms.
     13. As part of his employment, Tyler acknowledges and agrees that he has obtained knowledge, information, and expertise regarding the operations of the Company that may be useful to the Company in prosecuting, defending and otherwise managing current and future litigation matters by or against the Company. Therefore, Tyler will, with reasonable notice after the Date of Termination, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
     14. In response to inquiries from his prospective employers, Tyler agrees that the Company may provide his dates of employment with the Company, job titles while employed by the Company, and final salary. Tyler agrees to advise any prospective employers to contact the Human Resources Department of the Company with regard to any references or other inquiries.
     15. Tyler acknowledges that his breach or threatened or attempted breach of any provision of this Agreement would cause irreparable harm to the Company not compensable in monetary damages. Notwithstanding the parties’ agreement to arbitrate disputes, Tyler consents to the issuance of a temporary restraining order and preliminary injunction by a court of competent jurisdiction to prohibit and enjoin any breach of a provision of this Agreement.
     16. Except with respect to the release of claims provided for above, the provisions of this Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions. To the extent that a court of competent jurisdiction deems any provision of this Agreement unenforceable (except the release of claims), such court shall modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by such court. If this Agreement is not enforceable in whole or in part after such severance or reformation, the Company shall have a contractual right of restitution, recoupment, and set-off to recover from Tyler any consideration paid to him under this Agreement.
     17. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and, except as expressly set forth above, supersedes all previous agreements and understandings between the parties. This Agreement may not be modified except in a writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee and without regard to any rule of construction under which an agreement may be construed against the drafter or any rule regarding conflicts of law. Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
     Tyler has carefully read this Agreement. Tyler hereby accepts and agrees to all of the terms and conditions of this Agreement.

Advocat Inc.

/s/ William R. Council III		/s/ Raymond L. Tyler
By: William R. Council, III		Raymond L. Tyler
Title:	President	Date: May 25, 2010
Date:	May 25, 2010